Exhibit 99.1
The First Bancorp Reports Results for 2021
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the year ended December 31, 2021. Unaudited net income was $36.3 million, an increase of 33.7% from the $27.1 million reported for the year ended December 31, 2020. Earnings per common share on a fully diluted basis were up $0.82 to $3.30 per share, an increase of 33.1% from the prior year. The Company also announced operating results for the three months ended December 31, 2021. Unaudited net income was $9.5 million, an increase of 37.0% from the final three months of 2020, with earnings per share on a fully diluted basis of $0.87, up $0.23 or 35.9% from the same period in 2020.

“I'm very pleased to report that The First Bancorp closed 2021 with record earnings in the fourth quarter and for the year", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Earnings for the year were $36.3 million, up 33.7% from 2020. Driving our earnings performance was $170.9 million in loan growth which led to a 10.8% year-over-year increase in net interest income before loan loss provision. In addition, we had a 14.1% year-over-year increase in non-interest revenue before securities gains, attributable mostly to year-over-year increases in debit card revenue and wealth management revenue of 25.8% and 23.7%, respectively. Earnings growth was achieved while at the same time realizing year-over-year improvements in asset quality, demonstrated by a reduction in non-performing assets from 0.32% of total assets at the end of 2020 to 0.23% of total assets as of year-end 2021."
Mr. McKim continued, "In the fourth quarter we completed two transactions to position the Company as we move into 2022. First, we terminated various interest rate swap positions providing an opportunity to reset interest rates on certain wholesale funding and to de-lever the balance sheet through repayment of $90.0 million in Federal Home Loan Bank advances. The projected benefit to net interest margin in 2022 is approximately seven basis points. A gain of $336,000 was recognized in the fourth quarter as a result of the swap termination along with a modest prepayment expense to FHLB. Secondly, we sold a block of $14.5 million in commercial loans in order to reduce exposure in certain segments. Expenses associated with the sale totaling $2.6 million were recognized in the fourth quarter, and $2.3 million of reserves from the allowance for loan losses were released in December.

In October, we announced plans to open a branch office in Brewer, Maine. Brewer will be First National Bank's second branch in the growing Penobscot County market and eighteenth overall. We look forward to engaging in the Brewer community and welcoming customers to our newest location beginning January 31, 2022.
As we reflect upon accomplishments of the past year and position the Company for times ahead, I am compelled to recognize the outstanding contributions of our entire team at The First Bancorp. Despite the ongoing challenges of a pandemic, our team's customer-focused, professional approach made possible the results we achieved in 2021. I am very proud of their efforts."
2021 FINANCIAL HIGHLIGHTS
•Net income increased 33.7% over 2020, setting a new high-mark for annual earnings.
•Pre-tax, pre-provision net income (non-GAAP) increased 13.7% compared to 2020.
•Total assets increased $165.9 million, ending the year at $2.53 billion.
•Total loans outstanding at December 31, 2021 were $1.65 billion, up $170.9 million or 11.6%, year-over-year.
•Low-cost deposits as of December 31, 2021 totaled $1.35 billion, an increase of $275.0 million or 25.6% year-over-year.
•Efficiency Ratio (non-GAAP) was 47.81% for 2021, down from 50.00% in 2020 (the GAAP Efficiency Ratio was 49.19% for the year, down from 50.87% in 2020).
•Tangible Book Value increased to $19.52 per share at December 31, 2021, up from $17.60 at December 31, 2020.
FINANCIAL CONDITION
Total assets at December 31, 2021 were $2.53 billion, up $165.9 million from the prior year end. Earning assets increased $183.5 million year-over-year, with loan growth of $170.9 million and investment portfolio growth of $6.4 million. Commercial real estate and construction loans increased $156.9 million in 2021, including $32.2 million in the fourth quarter. Other commercial loans decreased $20.4 million in 2021, the decrease being attributable to a $38.1 million year-over-year decrease in Payroll Protection Program (PPP) loan balances. Residential mortgage and construction loans increased $38.9 million in 2021, while home equity line of credit balances fell by $6.1 million. Overall loan growth excluding PPP totaled $209.0 million, or 14.76% for the year. PPP loan balances totaled $22.0 million at year-end 2021.
Total deposits at December 31, 2021 were $2.12 billion, up $278.7 million or 15.1% from December 31, 2020. Low-cost deposits increased $275.0 million year-over-year centered in demand and NOW balances; certificate of deposit balances decreased $39.4 million year-over-year. The increase in low-cost deposits provided funding for earning asset growth, and enabled a reduction of $125.7 million in borrowed funds.
The Company’s capital position remained strong as of December 31, 2021, with an estimated total risk-based capital ratio of 14.14%, and an estimated leverage capital ratio of 8.63%. These measures compare to 14.82% and 8.49% respectively as of December 31, 2020. The year-over-year change in the total capital ratio is the result of asset growth, specifically loans in 100% risk weight categories. Each of the Company’s capital ratios remain well in excess of regulatory requirements.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality is strong and stable. As of December 31, 2021, the ratio of non-performing assets to total assets was 0.23%, improving from 0.32% a year earlier. The ratio of non-performing loans to total loans stood at 0.35%, improving from 0.46% at December 31, 2020. Net charge-offs as a percentage of loans were 0.02% as of December 31, 2021, down from 0.10% in 2020 and 0.07% in 2019. Past due loans were 0.26% of total loans as of December 31, 2021, down from 0.66% of total loans at December 31, 2020.
The allowance for loan losses stood at 0.94% of total loans as of December 31, 2021, down from 1.10% of total loans at December 31, 2020, and above the pre-pandemic level of 0.90% at December 31, 2019. In the fourth quarter of 2021, a block of $14.5 million in commercial loans was sold without recourse to reduce exposures in certain portfolio segments. This reduction, along with continued strong asset quality metrics and improving macro-economic factors, led management to release $2.3 million from the allowance for loan losses.
As of December 31, 2021, the Bank had 18 loans totaling $2.9 million and representing 0.17% of the total portfolio that were in an active modification for interest-only payments or deferred payments in conformance with inter-agency guidance issued in March 2020, the CARES Act of March 2020, or the Supplemental Appropriations Act passed in December 2020. Modified loans were down from $6.5 million or 0.41% of total loans as of September 30, 2021. Of the loans in modification as of December 31, 2021, fifteen units totaling $1.8 million were in the residential portfolio, one unit totaling $1.0 million was in the commercial portfolio, and two units totaling $43,000 were other retail credit. Loans that have exited modification have generally performed on par with unmodified loans. It is expected that 78% of the remaining units and 60% of the remaining modified balances will exit modification in the first quarter of 2022, and leave a de minimus amount of loan modifications issued in accordance with the guidance or Acts thereafter.

OPERATING RESULTS
Net Income for the year ended December 31, 2021 was $36.3 million, up $9.1 million or 33.7% from the year ended December 31, 2020. On a fully diluted earnings per share basis, 2021 earnings were $3.30, up $0.82 or 33.1% from the prior year. The Company’s Return on Average Assets of 1.48% for the year ended December 31, 2021 was up from 1.21% for the year ended December 31, 2020. On a Pre-Tax, Pre-Provision (non-GAAP) basis, 2021 Return on Average Assets was 1.78%, up from 1.72% the prior year. Return on Average Tangible Common Equity was 17.64% for the year ended December 31, 2021, up from 14.29% for the year ended December 31, 2020. On a Pre-Tax, Pre-Provision (non-GAAP) basis, Return on Average Tangible Common Equity for 2021 was 21.18%, up from 20.18% in 2020. The Company's Efficiency Ratio (non-GAAP) was 47.81% for the year ended December 31, 2021, improved from 50.00% in 2020. (GAAP Efficiency Ratio was 49.19% for the year ended December 31, 2021, down from 50.87% in 2020).
Contributing factors to the Company’s 2021 annual and fourth quarter results included:
•Earning asset growth and reduced funding costs led to a $6.5 million increase in tax-equivalent net interest income year-over-year, an increase of 10.4%. In the fourth quarter of 2021, tax equivalent net interest income was up $2.0 million from the same period in 2020, an increase of 12.2%.
•Net interest margins improved to 3.00% for the quarter ended December 31, 2021 and 2.95% for the year then ended, as compared to 2.97% and 2.94% respectively for the same periods in 2020.
•Non-interest income before net securities gains was $19.4 million for the year ended December 31, 2021, up $2.4 million or 14.1% from 2020. The increase in non-interest income was attributable to a 25.8% year-over-year increase in debit card revenue, and a 23.7% increase at First National Wealth Management, the Bank’s trust and investment management division. Mortgage banking revenue continued to benefit from strong purchase and refinance volume throughout 2021, and was level year-over-year.
•Non-interest expense for 2021 was $42.1 million, up $2.5 million or 6.3% from 2020. The year-over-year increase is attributable to a $2.6 million loss from loan sales described herein, and recognized in other operating expenses. Employee salary and benefit expense increased 3.7% from the prior year and other recurring expense items saw modest year-over-year changes.
•PPP origination fees totaling $1.2 million were recognized in interest income in the fourth quarter.

DIVIDEND
On December 30, 2021, the Company's Board of Directors declared a fourth quarter dividend of $0.32 per share. The fourth quarter dividend represents a payout to shareholders of 36.78% of earnings per share for the period, and will be paid on January 21, 2022 to shareholders of record as of January 10, 2022.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.50 billion in assets. The Bank provides a complete array of commercial and retail banking services through seventeen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	December 31, 2021	December 31, 2020
Assets
Cash and due from banks	$20,634	$26,212
Interest-bearing deposits in other banks	66,678	56,151
Securities available for sale	320,566	313,376
Securities to be held to maturity	370,040	365,613
Restricted equity securities, at cost	5,365	10,545
Loans held for sale	835	5,855
Loans	1,647,649	1,476,761
Less allowance for loan losses	15,521	16,253
Net loans	1,632,128	1,460,508
Accrued interest receivable	7,544	9,298
Premises and equipment	28,949	27,251
Other real estate owned	—	908
Goodwill	30,646	30,646
Other assets	43,714	54,873
Total assets	$2,527,099	$2,361,236
Liabilities
Demand deposits	$334,945	$250,219
NOW deposits	655,061	520,385
Money market deposits	206,901	163,819
Savings deposits	360,185	304,603
Certificates of deposit	252,568	246,875
Certificates $100,000 to $250,000	258,211	295,672
Certificates $250,000 and over	55,426	63,038
Total deposits	2,123,297	1,844,611
Borrowed funds	136,342	262,038
Other liabilities	21,803	30,861
Total Liabilities	2,281,442	2,137,510
Shareholders' equity
Common stock	110	110
Additional paid-in capital	66,830	65,285
Retained earnings	180,417	158,359
Net unrealized gain (loss) on securities available for sale	(1,718)	5,009
Net unrealized loss on securities transferred from available for sale to held to maturity	(87)	(133)
Net unrealized gain (loss) on cash flow hedging derivative instruments	—	(4,932)
Net unrealized gain on postretirement costs	105	28
Total shareholders' equity	245,657	223,726
Total liabilities & shareholders' equity	$2,527,099	$2,361,236
Common Stock
Number of shares authorized	18,000,000	18,000,000
Number of shares issued and outstanding	10,998,765	10,950,289
Book value per common share	$22.33	$20.43
Tangible book value per common share	$19.52	$17.60

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars, except per share data	2021	2020	2021	2020
Interest income
Interest and fees on loans	$62,195	$59,059	$16,331	$14,935
Interest on deposits with other banks	72	96	27	9
Interest and dividends on investments	14,814	17,964	3,641	4,189
Total interest income	77,081	77,119	19,999	19,133
Interest expense
Interest on deposits	7,314	14,139	1,518	2,526
Interest on borrowed funds	3,464	3,147	785	928
Total interest expense	10,778	17,286	2,303	3,454
Net interest income	66,303	59,833	17,696	15,679
Provision (credit) for loan losses	(375)	6,050	(1,950)	1,500
Net interest income after provision (credit) for loan losses	66,678	53,783	19,646	14,179
Non-interest income
Investment management and fiduciary income	4,529	3,660	1,177	948
Service charges on deposit accounts	1,568	1,648	436	391
Net securities gain (loss)	23	1,155	1	(24)
Mortgage origination and servicing income	5,236	5,085	885	1,283
Debit card income	5,208	4,139	1,333	1,098
Other operating income	2,819	2,432	967	796
Total non-interest income	19,383	18,119	4,799	4,492
Non-interest expense
Salaries and employee benefits	21,152	20,388	5,552	5,669
Occupancy expense	2,841	2,762	693	645
Furniture and equipment expense	4,788	4,799	1,253	1,361
FDIC insurance premiums	824	738	224	190
Acquisition-related costs	—	310	—	310
Amortization of identified intangibles	69	43	17	11
Other operating expense	12,474	10,612	5,107	2,230
Total non-interest expense	42,148	39,652	12,846	10,416
Income before income taxes	43,913	32,250	11,599	8,255
Applicable income taxes	7,644	5,121	2,053	1,285
Net Income	$36,269	$27,129	$9,546	$6,970
Basic earnings per share	$3.33	$2.50	$0.87	$0.64
Diluted earnings per share	$3.30	$2.48	$0.87	$0.64

The First Bancorp
Selected Financial Data (Unaudited)

	For the year ended December 31,		For the quarter ended December 31,
Dollars in thousands, except for per share amounts	2021	2020	2021	2020

Summary of Operations
Interest Income	$77,081	$77,119	$19,999	$19,133
Interest Expense	10,778	17,286	2,303	3,454
Net Interest Income	66,303	59,833	17,696	15,679
Provision (credit) for Loan Losses	(375)	6,050	(1,950)	1,500
Non-Interest Income	19,383	18,119	4,799	4,492
Non-Interest Expense	42,148	39,652	12,846	10,416
Net Income	36,269	27,129	9,546	6,970
Per Common Share Data
Basic Earnings per Share	$3.33	$2.50	$0.87	$0.64
Diluted Earnings per Share	3.30	2.48	0.87	0.64
Cash Dividends Declared	1.27	1.23	0.32	0.31
Book Value per Common Share	22.33	20.43	22.33	20.43
Tangible Book Value per Common Share	19.52	17.60	19.52	17.60
Market Value	31.40	25.40	31.40	25.40
Financial Ratios
Return on Average Equity (a)	15.33%	12.35%	15.47%	12.43%
Return on Average Tangible Common Equity (a)	17.64%	14.29%	17.71%	14.36%
Return on Average Assets (a)	1.48%	1.21%	1.49%	1.21%
Average Equity to Average Assets	9.67%	9.84%	9.65%	9.70%
Average Tangible Equity to Average Assets	8.41%	8.50%	8.43%	8.40%
Net Interest Margin Tax-Equivalent (a)	2.95%	2.94%	3.00%	2.97%
Dividend Payout Ratio	38.14%	49.20%	36.78%	48.44%
Allowance for Loan Losses/Total Loans	0.94%	1.10%	0.94%	1.10%
Non-Performing Loans to Total Loans	0.35%	0.46%	0.35%	0.46%
Non-Performing Assets to Total Assets	0.23%	0.32%	0.23%	0.32%
Efficiency Ratio	47.81%	50.00%	55.61%	50.00%
At Period End
Total Assets	$2,527,099	$2,361,236	$2,527,099	$2,361,236
Total Loans	1,647,649	1,476,761	1,647,649	1,476,761
Total Investment Securities	695,971	689,534	695,971	689,534
Total Deposits	2,123,297	1,844,611	2,123,297	1,844,611
Total Shareholders' Equity	245,657	223,726	245,657	223,726
(a) Annualized using a 365-day basis for 2021 and a 366-day basis for 2020

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2021 and 2020.

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars	2021	2020	2021	2020
Net interest income as presented	$66,303	$59,833	$17,696	$15,679
Effect of tax-exempt income	2,325	2,336	563	594
Net interest income, tax equivalent	$68,628	$62,169	$18,259	$16,273

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars	2021	2020	2021	2020
Non-interest expense, as presented	$42,148	$39,652	$12,846	$10,416
Net interest income, as presented	66,303	59,833	17,696	15,679
Effect of tax-exempt interest income	2,325	2,336	563	594
Non-interest income, as presented	19,383	18,119	4,799	4,492
Effect of non-interest tax-exempt income	168	167	44	42
Net securities (gain) loss	(23)	(1,155)	(1)	24
Adjusted net interest income plus non-interest income	$88,156	$79,300	$23,101	$20,831
Non-GAAP efficiency ratio	47.81%	50.00%	55.61%	50.00%
GAAP efficiency ratio	49.19%	50.87%	57.11%	51.64%

The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars	2021	2020	2021	2020
Average shareholders' equity as presented	$236,564	$219,729	$244,874	$223,091
Less intangible assets	(30,962)	(29,918)	(30,994)	(29,943)
Tangible average shareholders' equity	$205,602	$189,811	$213,880	$193,148

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the year ended December 31,		For the quarter ended December 31,
In thousands of dollars	2021	2020	2021	2020
Net Income, as presented	$36,269	$27,129	$9,546	6,970
Add: provision for loan losses	(375)	6,050	(1,950)	1,500
Add: income taxes	7,644	5,121	2,053	1,285
Pre-Tax, pre-provision net income	$43,538	$38,300	$9,649	9,755

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com